Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AstraZeneca PLC

We consent to the use of our reports dated January 28, 2010, with respect to the consolidated statements of financial position of AstraZeneca PLC as of December 31, 2009, 2008 and 2007, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit Plc
KPMG Audit Plc, London, United Kingdom
December 21, 2010